CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders' of
Summer Energy Holdings, Inc.

We consent to the incorporation by reference in this Registration Statement of Summer Energy Holdings, Inc., on Form S-8 to be filed with the Commission on or about December 5, 2012 of our Report of Independent Registered Public Accounting Firm dated March 12, 2012 covering the balance sheet of Summer Energy Holdings, Inc. as of December 31, 2011, and the related statements of operations, statement of members' equity and cash flow for the period then ended.

LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas
December 5, 2012